ASA GOLD AND PRECIOUS METALS, LIMITED

(NYSE: ASA, the “Fund”)

March 26, 2024

Dear Fellow Shareholder:

The Annual General Meeting of Shareholders of ASA is only a month away on April 26, 2024. ASA’s Board and management team appreciate your feedback and support. If you have not voted the WHITE proxy card, please cast your vote today.

SABA’S FALSE PROMISES CONTINUE

Saba sent a letter to shareholders on March 13, 2024, claiming that replacing the current ASA Board with its director nominees will vastly narrow the discount to net asset value (“NAV”) and increase overall shareholder value. It’s crucial for you to understand that Saba’s claims are both FALSE and MISLEADING.

REALITY

If Saba prevails, we believe shareholders will suffer due to the lack of experience of Saba’s nominees, and it will have the opposite effect on investment performance from what Saba has promised. In the past three years, Saba has taken control of two other closed-end funds — Voya Prime Rate Trust (“BRW”) and Templeton Global Income (“GIM”).

In both instances, the new Saba-controlled Board fired the existing investment adviser, replaced them with Saba, and then commenced partial tender offers that benefited Saba while reducing the fund’s capital stock. It is important to repeat that Saba replaced both investment advisers. Below are the actual results versus Saba’s promises to enhance shareholder value in both funds.

(Over)

The facts on the previous page reinforce what I have been telling you regarding Saba’s empty promises. The tender offers initiated by Saba caused the AUM in BRW and GIM to decline, thereby increasing the total fund costs to all shareholders. Who knows what will happen next to these funds?

PLEASE VOTE THE WHITE PROXY CARD TODAY

If you have not had a chance to vote the ASA WHITE proxy card, please take a few minutes to sign, date and mail the WHITE proxy card in the pre-paid returned envelope or vote by internet following the instructions on the WHITE proxy card. Please do NOT send back the Saba GOLD proxy card. Casting a vote on Saba’s GOLD card will cancel your vote on the WHITE proxy card.

Our proxy solicitor, Morrow Sodali Fund Solutions, is available to help you with voting or answer any questions you may have. You can reach them at 1-888-339-9243. I will also be glad to personally speak to you if you send me a message at www.asaltd.com/contact.

Sincerely,

/s/ Axel Merk

Axel Merk
Chief Operating Officer